SUBLEASE

This Sublease (this "Sublease") is entered into as of the 11th day of April, 1997, by and between OPEN MARKET, INC., a Delaware corporation (the "Landlord"), having a business address of 245 First Street, Cambridge, Massachusetts 02142 and HPR INC., a Delaware corporation (the "Tenant"), having a business address of 245 First Street, Cambridge, Massachusetts 02142.

         1. Premises: Landlord hereby leases the Premises (as hereinafter defined) to Tenant, and Tenant hereby rents from Landlord said Premises, upon the terms and conditions hereinafter set forth. The Premises consist of approximately 20,069 square feet located on the third (3rd) floor of the building commonly known as The Riverview Complex, 245 First Street, Cambridge, Massachusetts (the "Building"), which Premises are shown outlined on the floor plan annexed hereto and made a part hereof by reference.

         Subject to and in accordance  with the terms and  provisions of Section
14.2 of the Prime Lease (as hereinafter defined), as an appurtenance to the Premises, beginning on the Commencement Date and ending as of the Parking Termination Date (as defined in the Prime Lease), as and to the extent received by the Landlord from the Prime Landlord, Landlord shall provide to Tenant, and Tenant agrees to pay for, Garage Parking Permits (as defined in the Master Lease) for twenty-eight (28) automobiles in the parking garage of the Building. The obligation of the Landlord to provide such Garage Parking Permits is expressly subject to the receipt of said Garage Parking Permits from the Prime Landlord in accordance with the terms and provisions of the Prime Lease. Without limitation, Tenant shall pay the Parking Charges (as defined in the Prime Lease) assessed with respect to each of the Garage Parking Permits received by Tenant, on a monthly basis, as additional rent, in accordance with the requirements set forth in Section 14.2(b) of the Prime Lease. The use of the garage by the Tenant, and the use of the Garage Parking Permits, shall be subject to and in accordance with all of the terms, conditions, and restrictions set forth in the Prime Lease, including, without limitation, the provisions of Article 14 thereof.

         2. Sublease: Reference is hereby made to that certain Lease, between Riverview Building Combined Limited Partnership, as landlord (the "Prime Landlord"), and Open Market, Inc., as tenant, originally dated March 9, 1995, as modified by that certain Letter Agreement, dated March 14, 1995, that certain Letter Agreement, dated April 18, 1995, that certain Amendment No. 1 to Lease, dated April 15, 1995 and that certain Amendment No. 2 to Lease, dated October __, 1995 (collectively, the "Prime Lease"). The Premises subleased hereunder comprise a portion of the space leased to Landlord, as tenant, under the Prime Lease. Except as otherwise expressly provided herein, this Sublease is subject to all of the terms, conditions and provisions of the Prime Lease, and Tenant shall (a) be bound with respect to the Premises by all of the terms, covenants and conditions of the Prime Lease and (b) assume as to the Premises all obligations and liabilities of Landlord, as tenant, under the Prime Lease, including, without limitation, all obligations of maintenance, repair and indemnity. Tenant shall not do or permit to be done anything, or omit to do anything, or permit to be omitted to be done anything, which is, or with the giving of notice or the passage of time or both would be, a default under the Prime Lease or could cause such a default. Tenant agrees to abide by and perform all of the covenants and conditions of the Prime Lease as if the same were fully set forth herein to the extent that said covenants and conditions pertain to the Premises and/or the occupancy and use thereof by Tenant. Tenant agrees, with respect to the Premises, to be bound by and to perform and to comply with the Prime Lease as if it were the "tenant" thereunder and as if the "premises" as demised under the Prime Lease were the Premises demised under this Sublease. If the Prime Lease shall terminate for any reason prior to the termination or expiration of this Sublease, this Sublease shall terminate as if such date were the termination date of this Sublease.

         3. Term: The term of this Sublease shall commence on April 15, 1997, and, unless earlier terminated as herein provided, shall end on January 31, 2001.

         4. Rent: During the term of this Sublease, commencing on July 15, 1997, and thereafter throughout the term hereof, Tenant shall pay to Landlord, without offset, setoff or deduction, of any kind, base rent at the per annum rate of Four Hundred Twenty-One Thousand, Four Hundred Forty-Nine and 00/100 Dollars ($421,449.00), payable on the first day of each month in monthly installments of Thirty-Five Thousand, One Hundred Twenty and 75/100 Dollars ($35,120.75) and proportionately at the applicable rate for any partial month during the term. Commencing on the Commencement Date and thereafter throughout the term of this Sublease, Tenant shall also pay Landlord, on the first day of each month an amount equal to Tenant's Share (as hereinafter defined) of amounts payable by Landlord to Prime Landlord pursuant to the Master Lease on account of additional rent, including, without limitation, all amounts payable under Articles 5, 6 and 7 of the Prime Lease on account of Operating Costs and Taxes.

         As used in this Sublease, the "Tenant's Share" is 24.77%, which is the ratio that the approximate rentable area of the Premises bears to 81,020, the area leased by the Landlord, as tenant, pursuant to the Prime Lease.

         5. AS-IS CONDITION; Construction: Tenant accepts the Premises in their condition AS IS at the commencement of the term of this Sublease and Landlord shall have no obligation to prepare the Premises, or to make any improvements therein. If Tenant desires to make any additions, alterations, improvements, installations, demolition, remodeling, repainting, decoration or other similar activities in or to the Premises, in each instance it shall first obtain the written consent of Landlord thereto, such consent not to be unreasonably withheld. All such alterations, additions and improvements shall conform to and be governed by the provisions of the Prime Lease, including, without limitation, the provisions of Article 11 of the Prime Lease. In connection with any work performed by Tenant in the Premises, Tenant shall maintain the insurance coverages required under Section 12.1 of the Prime Lease, naming as an additional insured party Landlord as well as Prime Landlord. Tenant shall pay, as additional rent, one hundred percent (l00%) of any increases in real estate taxes on the Building which may result from alterations, additions or improvements to the Premises made by Tenant.

         Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or independent contractors and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Project (as said term is defined in the Prime Lease) and immediately to discharge any such liens which may so attach.

         6. Use: The Premises may be used only as permitted pursuant to Subsection 1(j) and Article 9 of the Prime Lease and for no other purpose or purposes.

         7. Utilities: Tenant shall pay for all utilities consumed by it in the Premises, such payments to be made directly to the utility company if the utility is metered separately to the Premises. If not separately metered, then Tenant shall pay to Landlord on account of utilities, Tenant's Share of payments made by Landlord to the suppliers of the same, or such greater or lesser percentage as Landlord reasonably determines to be appropriate if Tenant uses a greater or lesser pro-rata quantity of utilities than Landlord and other occupants of Landlord's premises.

         Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if, during the term of this Sublease, either the quantity or the character of the utilities servicing the Premises is changed or is no longer available or suitable for Tenant's requirements due to a fact or cause beyond Landlord's control. Tenant at its expense shall purchase and install all lamps, tubes, bulbs, starters and ballasts on the Premises.

         8. HVAC Charges: Tenant agrees to pay all after-hours HVAC charges payable with respect to the Premises pursuant to Section 10.1(b) of the Prime Lease.

         9. Assignment and Subletting: Tenant shall not assign, sublease, mortgage, pledge, encumber, sell, convey, subject to a security interest, license or otherwise transfer, whether voluntarily, involuntarily, by operation of law or otherwise, the Premises, this Sublease or the term and estate hereby granted or any interest herein or therein, in whole or in part, and neither the Premises nor any part thereof will be used or occupied or permitted to be used or occupied by anyone other than Tenant or for any use or purpose other than a use which is permitted hereunder or be offered or advertised for assignment or subletting without, in each instance, having first received the express written consent of Landlord and Prime Landlord, such consent by Landlord not to be unreasonably withheld. The provisions of the foregoing sentence shall apply to a transfer (by one or more transfers) of forty-nine percent (49%) of the common stock of Tenant as if such transfer of the Tenant's stock were an assignment of this Sublease. Whether or not Prime Landlord or Landlord consents, no assignment, sublease, etc. will release or alter the liability of Tenant to pay rent and perform all of Tenant's other obligations under this Sublease. The acceptance of rent by Landlord from any person other than Tenant is not a waiver by Landlord. Consent to one assignment, sublease, etc. will not be deemed to be consent to any subsequent assignment, sublease, etc. If Tenant or any assignee or sublessee, defaults under this Sublease, Landlord may proceed directly against the Tenant or said assignee or sublessee, without proceeding or exhausting its remedies against the other. After any assignment, Landlord may consent to a subsequent assignment, sublease, etc. of or amendments to this Sublease, without notifying Tenant or any other person, without obtaining consent thereto, and without relieving Tenant of its liabilities under this Sublease. As additional rent, Tenant shall reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any requests by Tenant for consent to assignment or subletting. The provisions of
Article 17 of the Prime Lease are hereby made expressly applicable to the Tenant, so that any assignment, sublease or other transfer shall be subject to the conditions, provisions and requirements of Article 17 and Landlord shall have against Tenant all the rights and remedies with respect to any assignment or subletting which are afforded to the Prime Landlord pursuant to said Article 17.

         10. Maintenance and Repairs: It is understood that Prime Landlord has certain obligations to repair and maintain the Premises and the Building as set forth in Section 10.1 and Articles 15 and 16 of the Prime Lease. Landlord shall have no obligation or liability to Tenant in the event that Prime Landlord fails to perform any such obligations. Tenant agrees that it will keep the Premises neat and clean and maintain the Premises in good order, condition and repair, excepting only for ordinary wear and tear, and damage by fire and other casualty and as a consequence of the exercise of the power of eminent domain. Tenant shall surrender the Premises and all alterations, improvements, and additions thereto at the end of the term of this Sublease in good order, condition and repair, first removing all goods and effects of Tenant and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be necessary by reason of damages to common areas in the Building or to the Project by Tenant, Tenant's contractors or Tenant's invitees.

         11. Landlord's Self-Help: If Tenant shall at any time default in the performance of any obligation under this Sublease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation on behalf of the Tenant. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the per annum interest rate of the prime rate as set from time to time by The First National Bank of Boston plus three hundred (300) basis points) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Sublease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Sublease.

         12. No Damage: Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or Prime Landlord or their respective agents entering the Premises for any purpose in the Prime Lease authorized, or for repairing the Premises or any portion of said Building however the necessity may occur. In case Landlord (or Prime Landlord) is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on its part, by reason of any cause reasonably beyond Landlord's control, including, without limitation, strike, lockout, breakdown, accident, order or regulation of or by any Governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause due to any act or neglect of Tenant or Tenant's servants, agents, employees, licensees or any person claiming by, through or under Tenant, neither Landlord nor Prime Landlord shall be liable to Tenant therefor, nor, except as expressly otherwise provided in this Sublease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

         13.      Indemnity and Insurance:

         13.1 To the maximum extent this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless Landlord from and against all claims of whatever nature arising from any act, omission or negligence of Tenant, or Tenant's contractors, licensees, invitees, agents, servants or employees, or arising from any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring after the date that possession of the Premises is first delivered to Tenant and until the end of the Term of this Sublease and thereafter so long as Tenant is in occupancy of any part of the Premises, in or about the Premises or arising from any accident, injury or damage occurring outside the Premises but within the Building or on the Project, where such accident, injury or damage results, or is claimed to have resulted, from an act or omission on the part of Tenant or Tenant's agents or employees, licensees, invitees or contractors.

         Without limiting the foregoing, Tenant will indemnify both Landlord and Prime Landlord, and hold Landlord and Prime Landlord harmless from all Liabilities (as defined in the Prime Lease) arising from or in connection with: acts or omissions of Tenant or its Affiliates (as defined in the Prime Lease) or the conduct of Tenant's business; injuries, death or damage occurring in or on the Premises (except if and to the extent caused directly by Landlord's or Prime Landlord's negligence or willful misconduct in breach of this Sublease); Tenant's breach of or default under this Sublease; claims made by Tenant's Affiliates against the Landlord or Prime Landlord if Tenant has waived those claims in this Sublease or Landlord or Prime Landlord would not be responsible to Tenant for such claims if such claims were made by Tenant hereunder; and claims made by or Liabilities to Tenant's Affiliates or other persons if Landlord or Prime Landlord, as applicable, declines to consent to any act, event or document requiring Landlord's or Prime Landlord's consent under this Sublease.

         The foregoing indemnity and hold harmless agreements shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof with counsel acceptable to Landlord.

         l3.2 Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the term of this Sublease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, the policies of general liability and property damage insurance of the type and in the amounts and subject to the conditions which are required of under Section 12.1 of the Prime Lease which policies shall name Landlord and Prime Landlord as insured parties. Tenant agrees that, as a condition to first entering upon the Premises, Landlord shall be furnished with a duplicate original or certificate of the insurance required to be maintained by Tenant under this Section 13.2.

         13.3 To the maximum extent that this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building and the common areas of the Project as Tenant is here given the right to use at Tenant's own risk; and Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant. The provisions of this Section shall be applicable from and after the execution of this Sublease and until the end of the term of this Sublease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of said Building.

         13.4 To the maximum extent that this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of premises adjacent to or connecting with the Premises or any part of said Building, or otherwise, or for any loss or damage resulting to Tenant or those claiming by, through or under Tenant, or its or their property, from the breaking, bursting, stopping or leaking of electric cables and wires, and water, gas, sewer or steam pipes. Without limiting the foregoing, the Tenant hereby agrees that all of the waivers, limitations, and exculpations set forth in Section 13.2 of the Prime Lease are hereby incorporated herein, and are made by and on behalf of the Tenant as if fully and completely set forth herein.

         14. Fire Damage and Taking: If during the term hereof the Premises or the Building shall, in whole or in part, be damaged or destroyed by fire or other casualty or taken by eminent domain, then Tenant may elect to terminate this Sublease by notice to such effect given to Tenant and thereupon this Sublease shall terminate as if the date of termination were the date of expiration hereof. In the event that either Prime Landlord or Landlord terminates the Prime Lease pursuant to Section 15.2 thereof, this Sublease shall terminate as of the date of such termination of the Prime Lease. If, as a result of any damage by fire or other casualty or taking by eminent domain, the Premises are rendered untenantable in whole or in part, and this Sublease is not terminated as aforesaid, the base rent payable hereunder shall be equitably and proportionately abated to the extent the Premises are not useable by Tenant, it being understood that Landlord has no obligation to make any effort to so restore. All proceeds, income, rent, awards and interest in connection with any Condemnation will belong to Prime Landlord and/or Landlord, whether awarded as compensation for diminution of value to the leasehold improvements, or the unexpired portion of this Lease, or otherwise. Tenant waives all claims against Prime Landlord and/or Landlord and the condemning authority with respect thereto, but nothing in this Section prevents Tenant from bringing a separate action against the condemning authority for moving costs or for lost goodwill (as long as this separate action does not diminish Prime Landlord's and/or Landlord's recovery).

         15. Default: If (a) Tenant shall fail to pay the fixed rent, additional rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) days after notice from Landlord thereof, or

         (b)  Landlord  having   rightfully   given  the  notice   specified  in
subdivision (a) above more than twice in a period of 365 days, Tenant shall thereafter in the same 365-day period fail to pay the fixed rent, additional rent or other charges on or before the date on which the same becomes due and payable, or

         (c)      Tenant shall cause a default under the Prime Lease, or

         (d) Tenant shall fail to perform or observe any other terms or condition contained in this Sublease and Tenant shall not commence to cure such failure within twelve (12) business days after notice from Landlord to Tenant thereof and promptly and diligently complete the curing of the same, or

         (e) The estate hereby created shall be taken on execution or by other process of law and such taking shall not be discharged within ten (10) days, or if Tenant shall be insolvent, or if any assignment or arrangement shall be made of the property of Tenant for the benefit of creditors, or if a receiver, guardian, conservator, trustee in bankruptcy or other similar officer shall be appointed to take charge of all or any substantial part of Tenant's property by a court of competent jurisdiction and such proceeding is not dismissed within sixty (60) days after such appointment, or if a petition shall be filed for the reorganization of Tenant under any provisions of the Bankruptcy Code now or hereafter enacted and such proceeding is not dismissed within sixty (60) days after it is begun, or if Tenant shall file a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for payment of debts,

- -- then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord lawfully may, immediately or at any time thereafter, and without demand or notice, enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord's former estate, and expel Tenant and those claiming through or under Tenant and remove its or their effects without being guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and, upon entry as aforesaid, Landlord shall have the right, by suitable notice to Tenant, forthwith to terminate this Sublease; and Tenant covenants and agrees, notwithstanding any entry or re-entry by Landlord, whether by summary proceedings, termination, or otherwise, to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as would, under the terms of this Sublease, become due if this Sublease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term of this Sublease, and for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

         Amounts received by Landlord after reletting shall first be applied against such Landlord's expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of the day when a payment would fall due under this Sublease, the amount which Tenant is obligated to pay under the terms of this Sublease (Tenant's liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Sublease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant's obligations as of each day when a payment would fall due under this Sublease, and only the net amount thereof shall be payable by Tenant. No credit of any kind shall be due for any period after the date when the term of this Sublease is scheduled to expire according to its terms.

         As an alternative, at the election of Landlord, Tenant will, upon such termination, pay to Landlord, as liquidated damages, such a sum as at the time of such termination represents the amount of the excess, if any, of the fixed rent and additional rent which would have accrued to Landlord under this Sublease for the remainder of the Term of this Sublease if the Lease terms had been fully complied with by Tenant, discounted at eight percent (8%) per annum to the date of termination, over and above the then cash rental value (in advance) of the Premises for the balance of the term of this Sublease.

         Nothing contained in this Sublease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Sublease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

         16.      Miscellaneous.

         16.1 Failure on the part of Landlord to complain of any action or non-action on the part of Tenant no matter how long the same may continue, shall never be a waiver by Landlord of any of the Landlord's rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord shall be construed as a waiver of any of the other provisions hereof and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord to or of any action by Tenant requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar act by Tenant. No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. Acceptance by Landlord of a check for a lesser amount with endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice of any other rights or remedies which Landlord may have against Tenant.

         16.2 No act or thing done by Landlord during the term of this Sublease shall be deemed an acceptance of a surrender of the premises and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord's agent shall have any power to accept the keys to the Premises prior to termination of the Lease and delivery of keys to any employee or agent shall not operate as termination of the Lease or a surrender of the Premises.

         16.3 Tenant warrants and represents that Tenant has not dealt with any Broker other than the Columbia Group in connection with this Sublease and hereby agrees to indemnify and hold harmless Landlord with respect to all claims for brokerage commissions or fees arising out of or resulting from this Sublease, excepting only claims made by the Columbia Group.

         16.4 If any term or provision of this Sublease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Sublease shall be valid and be in force to the fullest extent permitted by law.

         16.5 Tenant, subject to the terms and provisions of this Sublease and to Tenant's timely paying rent and observing and keeping or performing all of the terms and provisions of this Sublease on Tenant's part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term of this Sublease without hindrance or objection by any persons claiming under the Landlord to have title to the Premises superior to Tenant. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Sublease shall be binding upon Landlord and Landlord's successors only with respect to breaches occurring during Landlord's and Landlord's successor's respective ownership of Landlord's interest hereunder. In no event shall Landlord ever be liable to Tenant for any loss of business or any other direct, indirect, special or consequential damages suffered by Tenant for whatever cause.

         16.6 The obligations of this Sublease shall enure to the benefit of and be binding upon the successors and assigns, respectively, of Landlord and Tenant. Each term and each provision of this Sublease to be performed by Tenant shall be construed to both a covenant and a condition.

         16.7 Notices shall be deemed given when sent by recognized overnight delivery service such as Federal Express, or registered or certified mail, postage prepaid: if to the Landlord at:

                  245 First Street
                  Cambridge, Massachusetts 02142

         and if to the Tenant at:

                  245 First Street
                  Cambridge, Massachusetts 02142

         All such notices shall be effective when deposited with said delivery services or in the United States mails within the continental United States.

         Either party may change the address to which notices are to be sent to it by notice to the other party given under this Section 16.7.

         16.8 Tenant will promptly furnish to Landlord, or to anyone whom Landlord designates a statement, in writing of the status of any matter pertaining to this Sublease, including without limitation, acknowledgment (to the extent to which) each party is in compliance with its obligations under the terms of this Sublease.

         16.9 Any insurance carried by either party with respect to the Premises or property therein or thereon shall if it can be so written without additional premium or with additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Sublease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to assets covered by such insurance.

         16.10 This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

         16.11 Any holding over by Tenant at the expiration of the term of this Sublease shall be treated as a tenancy at sufferance at one hundred and fifty percent (150%) of the rents and other charges herein (pro rated on a daily basis) and shall otherwise be on the terms and conditions set forth in this Sublease as far as applicable. In the event that Tenant enters into a direct agreement with Prime Landlord relating to the Premises for a term which commences on the next day following the expiration of the term of this Sublease, then Tenant's remaining in the Premises shall not be considered a holding over for purposes of this Section 16.11.

         16.12 Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, reservation of, or option for the Premises. This document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant, and if the approval of Prime Landlord is necessary thereto, upon the approval of Prime Landlord.

         WITNESS the execution under seal as of this 11th day of April, 1997.


                  OPEN MARKET, INC.


                  By: /s/ Regina O. Sommer
                      Name: Regina O. Sommer
                  Its: Senior Vice President and Chief Financial Officer

                            Hereunto duly authorized


                 HPR INC.


                 By: /s/ Brian D. Cahill
                     Brian D. Cahill
                 Its: Chief Operating Officer

                            Hereunto duly authorized